Exhibit 99.1

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1350 East Newport Center Drive, Suite 201, Deerfield Beach, FL 33442 • 954/429-1500 • 954/429-1506

FOR IMMEDIATE RELEASE	SYMBOL: DEVC
Tuesday, May 17, 2005	TRADED: Nasdaq

DEVCON REPORTS FIRST QUARTER RESULTS

DEERFIELD BEACH, Fla, May 17—Devcon International Corp. (NASDAQ: DEVC) today reported a net loss of $1.6 million ($0.27 per fully diluted share) for the three months ended March 31 2005, a decrease of $1.7 million when compared to net income of $134,000 ($ 0.04 per fully diluted share) for the previous year. The net loss is principally attributable to the company recording a non-cash foreign tax expense in the amount of $4.0 million which was offset by a net U.S. federal income tax benefit amounting to $2.3 million. The net non-cash tax charge related to the Company’s receipt of a $12 million net dividend from one of its Antiguan subsidiaries. This charge reduced earnings per share during the first quarter by $0.31. The $12.0 million cash received was used to fund a portion of the purchase price with respect to the company’s purchase of Adelphia Communications’ electronic security services business (Adelphia), which was completed on February 28, 2005.

In the first quarter of 2005 revenue increased $7.8 million to $22.5 million, a 53 percent increase when compared to 2004 revenue of $14.8 million. This revenue increase was due to an increase of $ 5.1 million in revenue reported by the Construction Division and $2.0 million in revenue reported by the Security Division. The increase in Security Division revenue in the first quarter of 2005 as compared to the first quarter of 2004 resulted from the inclusion of revenue from the Adelphia operations from the date of acquisition and the inclusion of revenue from the operations of Security Equipment Corporation, Inc. (SEC), our initial security acquisition, acquired on July 31, 2004, which were not included in last year’s first quarter.

The Construction Division reported an increase in operating income of $1.2 million to $2.0 million during the first quarter of 2005 when compared to $0.7 million for the comparable period in 2004. This improvement was primarily attributable to substantially increased revenue and corresponding gross margin on construction contracts in the Bahamas, as well as increased utilization of our marine dredging equipment during the quarter. The company is actively bidding and negotiating additional projects in areas throughout the Caribbean and, since March 31, 2005, the division has added $2.4 million of additional construction contracts. CEO Stephen J. Ruzika said, “We currently expect to experience continued revenue growth accompanied by a corresponding increase in aggregate gross margin; however, due to the mix of projects currently being worked and bids outstanding, we anticipate that our gross margin as a percentage of revenue may continue to experience minor declines throughout 2005.”

The Materials Division reported a $1.3 million operating loss during the first quarter of 2005 compared to an operating loss of $45,000 during the comparable period in 2004. This increase in the division’s operating loss is primarily attributable to increases in operating losses incurred in our Sint Maarten/St. Martin, Antigua, and Puerto Rico operations. Continued delays and shortages in cement supply experienced in 2004 have added to operational inefficiencies and cost. Mr. Ruzika said, “Management is working to eliminate the shortfall of cement by developing alternative sources, however, we currently expect that certain of our operations will experience cement shortages and outages from time to time during the second quarter of 2005 and possibly throughout the remainder of 2005. In the Materials Division, we are implementing the necessary changes to improve profitability, which include price increases, where appropriate, and operating expense reductions, in addition to changes in our

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procurement policies and procedures. The company expects the Material operations conducted in Sint Maarten/St. Martin and Puerto Rico will continue to incur operating losses during 2005. We are in the final stages of completing a detailed review of this division, and, based upon the final outcome of this review, the company may choose to pursue an orderly divestment of all or certain segments of our Materials operations.”

The Security Division reported operating income of $58,000 during the first quarter of 2005. These results include one month of operating income from the acquisition of Adelphia’s security operations and are net of $377,000 of amortization of expense. “We expect a continued and increasing contribution to our operating income from this division during 2005.”

Mr. Ruzika said, “Our Construction Division continued to make good progress during the quarter, and after one month of operations of our platform electronic security services acquisition, we are excited about the opportunities that are ahead of us. Our Materials Division results were disappointing and we have begun to take the steps necessary to improve the profitability of these operations.”

About Devcon

Devcon has three operating divisions and an operating joint venture. The new Security Division provides electronic security services to commercial and residential customers in selected markets. The Construction Division dredges harbors, builds marine facilities, constructs golf courses and prepares residential, commercial and industrial sites, primarily in the Bahamas and the eastern Caribbean. The Materials Division produces and distributes crushed stone, ready-mix concrete and concrete block in the eastern Caribbean with principal operations on St. Croix and St. Thomas in the U.S. Virgin Islands, on St. Maarten in the Netherlands Antilles, on St. Martin in the French West Indies, on Puerto Rico, and on Antigua in the independent nation of Antigua and Barbuda. DevMat, an 80-percent-owned joint venture, was formed in 2003 to build, own and operate fresh water, waste water treatment and power systems.

Forward-Looking Statements

This press release may contain statements, which are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Devcon’s future results of operations, financial position or state other forward-looking information. In some cases you can identify these statements by forward- looking words such as “anticipate,” “believe,” “could,” estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should not rely on forward-looking statements because Devcon’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations effecting our business, and other risks and uncertainties discussed under the heading “Factors Affecting Our Operating Results, Financial Condition, Business Prospects and Market Price of Stock” in Devcon’s Annual Report on Form 10-K for the period ended December 31, 2004 as filed with the Securities and Exchange Commission, and other reports Devcon files from time to time with the Securities and Exchange Commission. Devcon does not intend to and undertakes no duty to update the information contained in this press release.

The company’s first quarter conference call is scheduled for 10:00 a.m. ET, Wednesday, May 18. To participate in the call, dial 800/374-0765. The call may also be accessed through a live webcast link on the company’s Internet home page, www.devc.com. The webcast will be archived and available on the company’s website for one month following the call.

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DEVCON INTERNATIONAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(Amounts shown in thousands except share and per share data)

	Three Months Ended March 31,
	2005	2004
Revenue
Materials revenue	$10,956	$9,762
Materials revenue, related party	180	893
Construction revenue	5,577	3,614
Construction revenue, related party	3,674	493
Security revenue	2,013	—
Other revenue	142	—

Total revenue	22,542	14,762

Cost of Sales
Cost of Materials	(9,682)	(8,804)
Cost of Construction	(6,376)	(2,784)
Cost of Security	(808)	—
Cost of Other	(99)	—

Gross profit	5,577	3,174

Operating expenses:
Selling, general and administrative	(5,285)	(2,717)
Severance and retirement	(257)	(309)

Operating income	35	148

Other income (expense):
Interest expense	(186)	(51)
Interest income, receivables	278	341
Interest income, banks	—	—
Other income	39	—

Income (loss) before taxes	166	438
Income tax expense	1,731	304

Net (loss) income	$(1,565)	$134

(Loss) Income per common share–basic	$(0.27)	$0.04
(Loss) Income per common share–diluted	$(0.27)	$0.04

Weighted average number of shares outstanding:
Basic	5,758,741	3,306,597
Diluted	5,758,741	3,633,471

See notes to the unaudited consolidated financial statements.

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DEVCON INTERNATIONAL CORP.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts shown in thousands except share and per share data)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$12,741	$34,928
Accounts receivable, net of allowance for doubtful accounts of $2,783 and $1,989, respectively	9,852	8,129
Accounts receivable, related party, net of allowance for doubtful accounts of $1,243 and $0, respectively	1,243	1,046
Notes receivable	2,990	2,612
Notes receivable, related party	1,630	775
Costs and estimated earnings in excess of billings	2,038	1,130
Costs and estimated earnings in excess of billings, related party	250	—
Inventories	4,243	3,324
Prepaid expenses	713	747
Prepaid taxes	338	4,402
Other current assets	4,303	4,427

Total current assets	40,341	61,520

Property, plant and equipment, net
Land	2,488	1,485
Buildings	853	847
Leasehold improvements	2,623	2,515
Equipment	50,710	49,357
Furniture and fixtures	976	948
Construction in process	2,919	2,019

Total property, plant and equipment	60,569	57,171
Less accumulated depreciation	(30,240)	(29,426)

Total property, plant and equipment, net	30,329	27,745

Investments in unconsolidated joint ventures and affiliates, net	362	362
Notes receivable	1,235	1,318
Notes receivable, related party	1,198	2,000
Intangible assets, net of amortization $577 and $230, respectively	25,128	4,321
Goodwill	21,905	1,115
Other long-term assets	4,816	3,284

Total assets	$125,314	$101,665

See notes to the unaudited consolidated financial statements.

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DEVCON INTERNATIONAL CORP.

CONSOLIDATED BALANCE SHEETS (Continued) (Unaudited)

(Amounts shown in thousands except share and per share data)

	March 31, 2005	December 31, 2004
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade and other	$5,564	$4,929
Accrued expenses and other liabilities	6,708	5,068
Deferred revenue	2,860	761
Accrued expense, retirement and severance	902	948
Current installments of long-term debt	78	80
Current installments of long-term debt, related party	1,725	1,725
Billings in excess of costs and estimated earnings	1,165	206
Billings in excess of costs and estimated earnings, related party	—	538
Deferred tax liability	—	4,080
Income tax payable	837	1,125

Total current liabilities	19,839	19,450

Long-term debt, excluding current installments	25,163	564
Retirement and severance, net of current portion	4,233	4,013
Other long-term liabilities	768	645

Total liabilities	$50,003	$24,682
Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.10 par value. Authorized 15,000,000 shares, issued 5,792,877 in 2005 and 5,753,057 in 2004, outstanding 5,784,333 in 2005 and 5,738,713 shares in 2004	$579	$575
Additional paid-in capital	29,892	29,790
Retained earnings	46,532	48,106
Accumulated other comprehensive loss – cumulative translation adjustment	(1,633)	(1,390)
Treasury stock, at cost, 14,344 and 86,800 shares in 2005 and 2004, respectively	(59)	(98)

Total stockholders’ equity	$75,311	$76,983

Total liabilities and stockholders’ equity	$125,314	$101,665

See notes to the unaudited consolidated financial statements.

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FOR MORE INFORMATION:	Stephen J. Ruzika, CEO
Devcon International Corp.
954/429-1500
-or-
Investor Relations Consultants
727/781-5577 or E-mail: devc@mindspring.com